STOCK OPTION PLAN FOR
EMPLOYEES AND CONSULTANTS
OF INTERTAPE POLYMER GROUP INC. AND ITS SUBSIDIARIES

1.	Definitions
For the purposes hereof and unless the context otherwise requires:
“Blackout Period” means any period during which a policy of the Corporation prevents an Optionee from exercising an Option;
“Board” means the board of directors of the Corporation;
“Committee” means the Human Resources and Compensation Committee of the Board;
“Consultant” means any individual (other than a director of the Corporation or an Employee) or corporation or other entity that is engaged by the Corporation or a Subsidiary to provide services;
“Change of Control” means (i) the sale of all or substantially all of the assets of the Corporation on a consolidated basis, in one transaction or a series of related transactions, to a person that is not a Subsidiary, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Corporation’s outstanding voting rights immediately prior to such transaction do not own a majority of the outstanding voting rights of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) any person or a group of persons acting jointly or in concert becoming the beneficial owner, directly or indirectly, of shares carrying at least a majority of the outstanding voting rights of the Corporation, or (iv) any other transaction in which the owners of the Corporation’s outstanding voting rights prior to such transaction do not own at least a majority of the outstanding voting rights of the Corporation or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Corporation;
“Corporation” means Intertape Polymer Group Inc. or its successor;
“Employee” any individual who is an employee of the Corporation or a Subsidiary;
“Exercise Price” has the meaning given thereto in Section 6;
“Good Reason” means Optionee’s termination of employment within ninety (90) days following the expiration of the period (described below for the Optionee’s employer to remedy the condition) following the occurrence, without Optionee’s consent, of one or more of the following: (i) a material reduction of Optionee’s duties, authority or responsibilities or any assignment to Optionee of any significant ongoing duties inconsistent in any material respect with such duties, authority or responsibility, including without limitation (A) a material adverse change in the role to which the Optionee reports or the roles which report to the Optionee and (B) in the case of the Chief Executive Officer and Chief Financial officer, ceasing to hold that position with a company traded on a national stock exchange; (ii) a five percent (5%) or greater reduction in the sum of Optionee’s base salary, target bonus and target long-term incentive; or (iii) a thirty-five (35) mile or greater change in the geographic location of Optionee’s primary work facility or location. A condition shall not be considered “Good Reason” unless Optionee gives Optionee’s employer written notice of the condition within ninety (90) days after the condition comes into existence and the employer fails to remedy the condition within forty-five (45) days after receiving Optionee’s written notice.
“Insider” has the meaning given thereto in the TSX Company Manual;
“Last Working Day” means the Employee’s last day of work for the Corporation or a Subsidiary, as determined by the Corporation in its sole discretion, and, except as determined by the Corporation in its sole discretion, does not include any period of severance or reasonable or contractual notice or period of salary continuance or pay in lieu of notice;
“Option” means an option to purchase Shares granted under the Plan;
“Option Period” has the meaning given thereto in Section 7.1;

“Optionee” means an Employee or Consultant to whom an Option has been granted under the Plan, and for greater certainty, a member of the Board who is not an Employee of the Corporation or a Subsidiary may not be an Optionee;
“Permanent Disability” means that the Optionee has ceased to be an Employee as a result of a permanent physical or mental disability or disease or illness preventing the Optionee from performing his or her usual duties and tasks for the Corporation or a Subsidiary;
“Plan” means this Stock Option Plan for Employees and Consultants of the Corporation and its Subsidiaries;
“Retirement” means that the Optionee has ceased to be an Employee, provided that: (i) the Board reasonably determines that the Optionee’s cessation of employment qualifies as retirement, and (ii) following the cessation of employment, the Optionee is either no longer gainfully employed or pursues activities in a business that is not a competitor of the Corporation;
“Security Based Compensation Arrangement” means an arrangement that is a security based compensation arrangement for the purposes of the TSX Company Manual;
“Shares” means Common shares in the share capital of the Corporation, and includes any shares of the Corporation into which such shares may be changed, classified, reclassified, subdivided, consolidated or converted from time to time;
“Subsidiary” means any corporation or other entity in which the Corporation owns, directly or indirectly, securities carrying at least a majority of the outstanding voting rights of such corporation or other entity;
“TSX” means the Toronto Stock Exchange;
“Withholding Amount” has the meaning given thereto in Section 9.1.

2.	Purpose of the Plan
The purpose of the Plan is to secure for the Corporation and its shareholders the benefits of incentive interest in the Corporation by Employees and Consultants of the Corporation and its Subsidiaries.

3.	Administration

3.1
The Plan is under the direction of the Board. The Committee makes recommendations to the Board in relation to the Plan and to the grants of Options. The Board, in its sole discretion, shall have full and complete authority to administer and interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or useful for the administration of the Plan, including the power and authority:

3.1.1	to select the Optionees to whom Options may be granted from time to time;

3.1.2	to determine the time or times of grant and the time or times of vesting of Options granted to Optionees;

3.1.3	to determine the number of Shares subject to each Option;

3.1.4
to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Option, which terms and conditions may differ among individual Option grants and Optionees, and to approve forms of option grant letters or option agreements under the Plan;

3.1.5	to accelerate the vesting or exercisability of all or any portion of any Option; and

3.1.6	to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Board shall be binding on all persons, including the Corporation and the Optionees.

3.2
No member of the Board or the Committee or any delegate thereof shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee and any delegate thereof shall be entitled in all cases to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Corporation’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Corporation.

3.3
Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other jurisdictions in which the Corporation and its Subsidiaries operate or have Employees or Consultants, the Board, in its sole discretion, shall have the power and authority to:

3.3.1	determine which Subsidiaries shall be covered by the Plan;

3.3.2	determine which Employees or Consultants outside of Canada are eligible to participate in the Plan;

3.3.3	modify the terms and conditions of any Option granted to Optionees outside of Canada to comply with applicable foreign laws;

3.3.4
establish subplans and modify exercise procedures and other terms and procedures, to the extent the Board determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as addendums); provided, however, that no such subplans and/or modifications shall be deemed to increase the share limitations contained in Section 4 hereof; and

3.3.5
take any action, before or after an Option grant is made, that the Board determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.

Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Options shall be granted, that would violate any applicable Canadian securities law or any other applicable Canadian governing statute or law.

4.	Shares Subject to the Plan

4.1
In addition to any options already outstanding under other incentive plans of the Corporation, the maximum number of Shares issuable under this Plan shall not exceed 10% of the issued and outstanding Shares, as calculated on the date of grant of each Option.

4.2
All of the Shares covered by exercised, expired, cancelled or forfeited Options shall become available Shares under Section 4.1 for the purposes of Options that may be subsequently granted under the terms of the Plan.

5.	Grant of Options

5.1
The Board, in its sole discretion, shall from time to time designate the Employees or Consultants to whom Options shall be granted, the number of Shares to be covered by each such Option and the terms and conditions of such Option.

5.2
Any Optionee, at the time of the granting of the Option, may hold more than one Option. However, no Optionee will be able to hold Options to purchase Shares exceeding 5% of the number of Shares issued and outstanding from time to time.

5.3
The number of Shares issuable to Insiders of the Corporation, at any time, under the Plan and any other Security Based Compensation Arrangement of the Corporation cannot exceed 10% of the Corporation’s total issued and outstanding shares.

5.4
The number of Shares issued to Insiders of the Corporation, within any one year period, under the Plan and any other Security Based Compensation Arrangement of the Corporation cannot exceed ten 10% of the Corporation’s total issued and outstanding shares.

5.5
Each grant of Options shall be evidenced by a letter from the Corporation addressed to the Optionee or an agreement between the Corporation and the Optionee, setting forth the date of the grant, the number of Shares covered by such Options, the Exercise Price, the Option Period, any vesting conditions and any other terms and conditions applicable to such Options.

6.	Exercise Price
The exercise price for each Share covered by an Option (the “Exercise Price”) shall be established by the Board at the time of grant, but shall not be less than the fair market value of the Shares on the date of grant, which shall be computed by reference to the closing market price of the Shares on the TSX on the trading day immediately preceding the date of the granting of the Option.

7.	Option Period

7.1
Subject to Section 7.2, once an Option has vested, it shall be exercisable during a period established by the Board (the “Option Period”) which shall commence not earlier than the date of the granting of the Option and shall terminate not later than the later of (x) 10 years after the date of the granting of the Option or (y) if applicable, the time set forth in Section 7.3.

7.2	Notwithstanding Section 7.1 and subject to Section 14.2.5:

7.2.1
except as provided in Section 7.2.2 or 7.2.3 (or as may otherwise be expressly set forth in Optionee’s employment or consulting agreement in compliance with Section 7.1), if an Optionee’s employment or consulting relationship with the Corporation or Subsidiary terminates for any reason, all unvested Options shall be forfeited on the date that is his or her Last Working Day or the date of termination of the consulting relationship, as applicable, and the Option Period of all vested Options shall terminate on the earlier of: (i) the date that is 90 days following his or her Last Working Day or the date of termination of the consulting relationship, as applicable or (ii) the expiration of the maximum Option Period established pursuant to Section 7.1;

7.2.2
if an Optionee’s employment or consulting relationship with the Corporation or a Subsidiary is terminated for fraud against the Corporation or a Subsidiary, misappropriation of money or other property of the Corporation or a Subsidiary, material violation of any material policy of the Corporation or a Subsidiary, other serious misconduct (as determined by the Corporation in its sole discretion), material breach of the Optionee’s employment or consulting agreement, if any, or for any reason which constitutes just cause at law, all vested and unvested Options shall be forfeited with immediate effect;

7.2.3
subject to Section 7.2.2, if an Optionee ceases to be an Employee or Consultant by reason of death, Retirement or Permanent Disability, all unvested Options shall vest immediately and the Option Period of all vested Options shall terminate on the earlier of (i) the date that is 365 days following the date of the Optionee’s death, Retirement or Permanent Disability or (ii) the expiration of the maximum Option Period established pursuant to Section 7.1.

7.3
If the date on which the maximum Option Period established pursuant to Section 7.1 is scheduled to terminate shall fall during a Blackout Period or within 10 business days after the last day of a Blackout Period, the Option Period shall instead terminate 10 business days after the last day of a Blackout Period; provided, however, that the Option shall terminate earlier on the scheduled termination date if necessary for compliance with Section 409A of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, this Section 7.3 shall not apply to the post-termination exercise periods set forth in Sections 7.2.1 and 7.2.3.

7.4	All rights conferred by an Option not exercised at the termination of the Option Period shall be forfeited.

8.	Exercise of Option

8.1
Subject to Section 8.2, the vested portion of an Option may be exercised at any time, or from time to time subject to any restrictions set forth in the applicable grant agreement (such as on account of Blackout Periods), during its term by giving written notice of the election to exercise to the Corporation, and (b) by delivering a cash payment (including cash raised through a broker-assisted cashless exercise) equal to the Exercise Price for each Share to be acquired pursuant to the exercise of such Option plus the applicable taxes contemplated by Section 9, subject to such procedural requirements as may be established by the Corporation from time to time.

8.2
The exercise of any Option shall be subject to the condition that if at any time the Corporation shall determine in its sole discretion that it is necessary or desirable to comply with any legal requirement or the requirements of the TSX or other regulatory authority as a condition of, or in connection with, such exercise or the issue of Shares as a result thereof, then in any such event such exercise shall not be effective unless such compliance shall have been effected on conditions satisfactory to the Corporation.

8.3
Upon actual receipt by the Corporation of written notice addressed to the Secretary of the Corporation and payment for the Shares to be purchased, the person exercising the Option shall be registered in the books of the Corporation as the holder of the appropriate number of Shares.

9.	Withholdings

9.1
The Corporation or any Subsidiary may withhold, or cause to be withheld, and deduct, or cause to be deducted, from any amount to be paid to the Optionee, any amount the Corporation or any Subsidiary is entitled or required to withhold or deduct on account of income taxes, social security charges or other deductions that may be required by any applicable law or by any Canadian, foreign, federal, provincial, territorial, state or local governmental authority in respect of (i) the grant, surrender or exercise of an Option, (ii) the issuance of, the disposition of, or other transaction involving Shares purchased under the Plan, or (iii) any payment or benefit under the Plan (the “Withholding Amount”). Any Withholding Amount retained or received from the Optionee will be remitted to the appropriate governmental authority by the Corporation or a Subsidiary.

9.2
The Optionee accepts that the Corporation or any Subsidiary shall have the right to require payment by the Optionee of the Withholding Amount, and may take any means necessary (but is not obligated to take any particular means) to obtain payment from the Optionee thereof, including:

9.2.1	permitting the Optionee to pay to the Corporation, in addition to and concurrently with the Exercise Price, the Withholding Amount upon exercise of the Option;

9.2.2	withholding the necessary amount from the Optionee’s cash remuneration payment or any other amounts owing by the Corporation to the Optionee following the exercise of the Option; or

9.2.3
selling, or arranging to sell, in the market or as the Corporation may determine, on behalf of the Optionee, a sufficient number of such Shares to realize net cash proceeds sufficient (after taking into account any transaction cost which will be borne by the Optionee) to pay the Withholding Amount; whereby, the Optionee directs such net cash proceeds to be paid to the Corporation or a Subsidiary in satisfaction of the Optionee’s obligation to pay the Withholding Amount.

9.3
If the Corporation or any Subsidiary does not withhold an amount or require payment of an amount by an Optionee sufficient to satisfy all obligations referred to in 9.1, the Optionee shall forthwith make reimbursement, on demand, in cash, of any amount paid by the Corporation or any Subsidiary to a governmental authority to satisfy any such obligation.

10.	Non-assignable
No Option or any interest therein shall be assignable or transferable by the Optionee other than by will or under the law of succession.

11.	Not a Shareholder
An Optionee shall have no rights as a shareholder of the Corporation with respect to any Shares covered by his or her Options until he or she shall have become the holder of record of such Shares.

12.	Change of Control

12.1
Notwithstanding any other provision of this Plan, in the event of a Change of Control, all Options that are outstanding immediately prior the Change of Control shall, as determined by the Corporation in its sole discretion:

12.1.1	remain in full force and effect in accordance with their terms after the Change of Control;

12.1.2	be equitably assumed, converted or exchanged into or for options, rights or other securities in any entity participating in or resulting from a Change of Control;

12.1.3
be cancelled or deemed exercised (whether vested or unvested) with fully vested payment to the Optionee of an amount per Option Share that is cancelled or deemed exercised (whether vested or unvested) equal to the positive difference between the per share Change of Control price of the Shares and the applicable Exercise Price and applicable taxes; and/or

12.1.4
be cancelled without payment to the Optionee, provided the holder of such Option (including any beneficiary or representative of a decedent or permanently disabled Optionee) shall have been given the opportunity, contingent on the closing of the Change in Control, to exercise the Option in full (whether vested or unvested) for fully vested Shares within twenty-one (21) days prior to the Change of Control (or such other reasonable period under the circumstances).

12.2
To the extent that Section 12.1.1 and/or 12.2.2 applies to an Option and such Option will cease to cover securities listed on a North American stock exchange, the holder of such Option (including any beneficiary or representative of a decedent or permanently disabled Optionee) shall be given the opportunity, contingent on the closing of the Change in Control, to exercise such Option in full (whether vested or unvested) for fully vested Shares within twenty-one (21) days prior to the Change of Control (or such other reasonable period under the circumstances).

12.3
In the event that within two years on or after a Change of Control an Optionee resigns his or her employment for Good Reason or such employment is involuntarily terminated (other than in circumstances described in Section 7.2.2), the vesting of such Optionee’s outstanding Options shall accelerate in full.

12.4
Upon the Corporation entering into a binding purchase agreement relating to a transaction which, if completed, would result in a Change of Control, the Corporation shall give written notice of the proposed Change of Control to the Optionees, together with a description of the effect of such Change of Control on outstanding Options, twenty-one (21) days prior to the closing of the transaction resulting in the Change of Control (or such other reasonable period under the circumstances).

12.5
For the avoidance of doubt, the provisions of this Section 12 shall be in addition to, and shall not override, any rights with respect to Options contained in any offer letter, employment agreement or contract between Optionee and the Corporation.

13.	Effects of Alteration of Share Capital
In the event of any reorganization, change in the number of issued and outstanding Shares of the Corporation by reason of any stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, an equitable adjustment shall be made by the Board in the kind of Shares issuable under the Plan, in the number and/or kind of Shares subject to outstanding Options and in the Exercise Price of such outstanding Options. Such adjustment will be final, binding and conclusive on all parties.

14.	Amendment and Termination

14.1
The Board bears full responsibility with regard to the Plan, which includes, but is not limited to, the power and authority to amend, suspend or terminate the Plan, in whole or in part, or amend the terms and conditions of outstanding Options, provided that such amendment, suspension or termination shall:

14.1.1	be subject to obtaining approval of the shareholders of the Corporation, unless not required pursuant to Section 14.2 or applicable securities law or TSX requirements;

14.1.2	be subject to obtaining any required approval of any securities regulatory authority or the TSX; and

14.1.3
not adversely alter or impair any Option previously granted (provided that the Board may at its discretion accelerate the vesting of any Option regardless of any adverse or potentially adverse tax consequences resulting from such acceleration).

14.2
Subject to Section 14.3, shareholder approval is not required with respect to certain amendments including, without limitation, those set forth below in this Section 14.2, provided that they are made in accordance with applicable securities law and TSX requirements:

14.2.1	amendments of a general housekeeping or clerical nature that, among others, clarify, correct or rectify any ambiguity, defective provision, error or omission in the Plan;

14.2.2	amendments necessary to comply with applicable laws or the requirements of any securities regulatory authority or stock exchange;

14.2.3
modifying the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Option, which terms and conditions may differ among individual Option grants and Optionees;

14.2.4
modifying the periods referred to in Section 7.2 of the Plan during which vested Options may be exercised, provided that the Option Period is not extended beyond the later of (x) 10 years after the date of the granting of the Option or (y) if applicable, the time set forth in Section 7.3 (or, in the case of an Option subject to United States taxation, provided that the Option Period is not extended beyond the earlier of (i) 10 years after the date of the granting of the Option or (ii) the original maximum term of the Option);

14.2.5	amendments with respect to the vesting period or with respect to circumstances that would accelerate the vesting of Options;

14.2.6	any amendment resulting from or due to the alteration of share capital as more fully set out in Section 13, hereof;

14.2.7	amendments to the provisions relating to the administration of the Plan; and

14.2.8	suspending or terminating the Plan.

14.3	Notwithstanding Section 14.2, shareholder approval is required for:

14.3.1	a reduction in the Exercise Price of Options or a cancellation and reissuance of Options or other entitlements;

14.3.2
Subject to Section 7.3, an extension of the maximum Option Period of an Option beyond the maximum original expiry date established for such option at the time of grant (for example, beyond 7 years from the date of grant, subject to extension under Section 7.3 in the case of a Blackout Period, for an option granted with a 7-year term);

14.3.3	any amendment to remove or to exceed the limit in Section 5.3 or 5.4;

14.3.4	an increase to the maximum number of Shares issuable under the Plan;

14.3.5
any amendment to expand the definition of Optionee, including an amendment that may permit the introduction or reintroduction of a member of a Board who is not an Employee of the Corporation or a Subsidiary as an eligible participant;

14.3.6	any amendment that would extend the term of an Option granted to an Insider of the Corporation for the purposes of the TSX Company Manual;

14.3.7	any amendment which would permit Options granted under the Plan to be transferable or assignable other than for normal estate settlement purposes; and

14.3.8	any amendment to the provisions of this Section 14.3.

14.4
With regard to shareholder approval as required pursuant to Section 14.3.1, 14.3.2 or 14.3.3, the votes attached to shares held directly or indirectly by Insiders benefiting directly or indirectly from the amendment must be excluded.

14.5
With regard to shareholder approval as required pursuant to Section 14.3.5, where the amendment will disproportionately benefit one or more Insiders over other Optionees, the votes attached to shares held directly or indirectly by those Insiders receiving the disproportionate benefit must be excluded.

14.6	In the event that the Board terminates the Plan, all Options granted to Optionees will become fully exercisable by the Optionees, unless the Board, in its sole discretion, determines otherwise.

15.	Final Provisions

15.1
The Corporation’s obligation to issue Shares upon the exercise of Options is subject to compliance with applicable laws and regulations in respect of the issuance or distribution of securities and with the rules of the TSX. Each Optionee shall agree to comply with such laws, regulations and rules and to provide to the Corporation any information or undertaking required to comply with such laws, regulations and rules.

15.2
The participation in the Plan of an Employee or Consultant shall be entirely optional and shall not be interpreted as conferring upon an Employee or Consultant any right or privilege whatsoever, except for the rights and privileges set out expressly in the Plan. Neither the Plan nor any act that is done under the terms of the Plan shall be interpreted as restricting the right of the Corporation to terminate the employment of an Employee at any time.

15.3
No Employee or Consultant to whom Options have been granted acquires an automatic right to be granted one or more Options under the terms of the Plan by reason of any previous grants of Options under the Plan.

15.4	The Plan does not provide for any guarantee in respect of any loss or profit which may result from fluctuations in the price of the Shares.

15.5
The Corporation shall assume no responsibility as regards the tax consequences that participation in the Plan will have for an Employee or Consultant, and such persons are urged to consult their own tax advisors in such regard.

15.6	The Plan and any Option granted under the terms of the Plan shall be governed and interpreted according to the laws of the province of Québec and the federal laws of Canada applicable thereto.

15.7
Each Optionee agrees with the Corporation that this Plan and all agreements, notices, declarations and documents accessory to the Plan be drafted in English only. Chaque bénéficiaire consent avec la société à ce que ce Plan ainsi que toutes conventions, avis, déclarations et documents afférents au Plan soient rédigés en anglais seulement.

15.8
This Plan becomes effective as of March 12, 2019 and applies to any Options granted on or after such date (including any Options that are granted subject to approval of this Plan by the shareholders of the Corporation).

Addendum to the
STOCK OPTION PLAN FOR
EMPLOYEES AND CONSULTANTS
OF INTERTAPE POLYMER GROUP INC. AND ITS SUBSIDIARIES
(United Stated Participants)
Notwithstanding anything stated to the contrary in Stock Option Plan for Employees and Consultants (the “Plan”) of Intertape Polymer Group Inc. (the “Corporation”), this Addendum (this “Addendum”) to the Plan shall apply for purposes of all Options granted under the Plan to natural persons who are Employees or Consultants and are subject to United States income tax (collectively, the “US Participants”). All capitalized terms, to the extent not defined herein, shall have the meanings set forth in the Plan. Except as specifically provided in this Addendum, the provisions of the Plan shall control.

1.	Definitions.

As used in this Addendum, the following terms shall have the following meanings:
“US Code” means the United States Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” means the fair market value of the Shares as of the relevant date, which shall be computed by reference to the closing market price of the Shares on the TSX on the trading day immediately preceding such date.
“Incentive Stock Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the US Code.
“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.
“Section 409A” means Section 409A of the US Code and the regulations and other guidance promulgated thereunder.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Stock Option Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Option granted under the Plan. Each Stock Option Award Agreement may contain terms and conditions in addition to those set forth in the Plan and this Addendum; provided, however, that except to the extent explicitly provided to the contrary, in the event of any conflict in the terms of the Plan and this Addendum and the Award Agreement, the terms of the Plan and the Addendum shall govern.
“US Optionee” means a US Participant to whom an Option has been granted under the Plan and this Addendum.

2.	Eligibility. US Optionees under the Plan will be such US Participants who are selected from time to time by the Board in its sole discretion.

3.
Special Option Grant Rules. Any Option granted under the Plan and this Addendum must be made pursuant to a Stock Option Award Agreement in such form as the Board may from time to time approve. Stock Option Award Agreements need not be identical. Options granted under the Plan shall be Non-Qualified Stock Options.

(a)
Exercise Price; Exercise. The exercise price per share for the Shares covered by an Option shall be determined by the Board at the time of grant but shall not be less than 100% of the Fair Market Value on the date of grant. The Board shall determine the Fair Market Value of the Shares in accordance with Section 6 of the Plan based on the reasonable application of a reasonable valuation method not inconsistent with Section 409A of the US Code.

(b)	Option Term. The term of each Option shall be fixed by the Board in accordance with Section 7 of the Plan.

(c)
Non-Transferability of Stock Options. No Option shall be transferable by the US Optionee otherwise than by will or by the laws of descent and distribution and all Options shall be exercisable, during the US Optionee’s lifetime, only by the US Optionee, or by the US Optionee’s legal representative or guardian in the event of the US Optionee’s incapacity.

4.
Tax Withholding. Each US Optionee shall, no later than the date as of which the value of an Option, Shares or other amounts received thereunder first becomes includable in the gross income of the US Optionee for U.S. Federal income tax purposes, pay to the Corporation, or make arrangements satisfactory to the Board regarding payment of, any U.S. Federal, state, or local taxes of any kind required by law to be withheld by the Corporation with respect to such income. The Corporation and any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the US Optionee. The Corporation’s obligation to deliver stock certificates to any US Optionee is subject to and conditioned on any such tax withholding obligations being satisfied by the US Optionee.

5.
Information to Holders of Options. In the event the Corporation is relying on the exemption from the registration requirements of Section 12(g) of the Exchange Act contained in paragraph (f)(1) of Rule 12h-1 of the Exchange Act, the Corporation shall provide the information described in Rule 701(e)(3), (4) and (5) of the Securities Act to all holders of Options in accordance with the requirements thereunder. The foregoing notwithstanding, the Corporation shall not be required to provide such information unless the US Optionee has agreed in writing, on a form prescribed by the Corporation, to keep such information confidential.

6.
Effective Date; Stockholder Approval. This Addendum shall be approved by stockholders in accordance with applicable law and the Corporation’s governing documents within twelve (12) months after adoption by the Board. If the stockholders fail to approve this Addendum within twelve (12) months after its adoption by the Board, then any Options granted to US Participants pursuant to this Addendum shall be rescinded and no additional grants shall thereafter be made under this Addendum. Subject to such approval by stockholders and to the requirement that no Shares may be issued hereunder prior to such approval, Options may be granted hereunder on and after adoption of this Addendum by the Board.